Exhibit 99.3

Risks Related to Grocery-Anchored Necessity Retail
Downturns in the retail industry likely will have a direct adverse impact on our grocery-anchored necessity retail revenues and cash flow.

Our retail properties currently owned and planned for acquisition consist primarily of grocery-anchored necessity retail shopping centers. Our retail performance therefore is generally linked to economic conditions in the market for retail space. The market for retail space could be adversely affected by any of the following:

•	Weakness in the national, regional and local economies, which could adversely impact consumer spending and retail sales and in turn tenant demand for space and could lead to increased store closings;

•	Changes in market rental rates;

•	Changes in demographics (including the number of households and average household income) surrounding our shopping centers;

•	Adverse financial conditions for grocery anchors and other retail, service, medical or restaurant tenants;

•	Continued consolidation in the retail and grocery sector;

•	Excess amount of retail space in our markets;

•	Reduction in the demand by tenants to occupy our shopping centers as a result of reduced consumer demand for certain retail formats;

•	The growth of super-centers and warehouse club retailers, such as those operated by Wal-Mart and Costco, and their adverse effect on traditional grocery chains;

•	The impact of an increase in energy costs on consumers and its consequential effect on the number of shopping visits to our centers; and

•	Consequences of any armed conflict involving, or terrorist attack against, the United States.

To the extent that any of these conditions occur, they are likely to impact market rents for retail space, occupancy in our retail properties, our ability to sell, acquire or develop retail properties, and our cash available for distributions to stockholders.
Competition may impede our ability to renew retail leases or re-let retail spaces as leases expire, which could harm our business and operating results.
We face competition from similar retail centers and other types of shopping venues within our market areas that may affect our ability to renew leases or re-let space as leases expire at our grocery-anchored necessity retail shopping centers. Certain national retail chain bankruptcies and resulting store closings/lease disaffirmations have generally resulted in increased available retail space which, in turn, has resulted in increased competitive pressure to renew retail tenant leases upon expiration and to find new retail tenants for vacant space at such properties. In addition, any new competitive retail properties that are developed within the market areas of our existing grocery-anchored necessity retail shopping centers may result in increased competition for customer traffic and creditworthy retail tenants. Increased competition for retail tenants may require us to make tenant and/or capital improvements to retail properties beyond those that we would otherwise have planned to make. Any unbudgeted tenant and/or capital improvements we undertake may reduce cash that would otherwise be available for distributions to our stockholders. Ultimately, if we are unable to renew leases or re-let space as retail leases expire or renew or re-let such spaces at lower rental rates, our business and operations could be negatively impacted.

Loss of revenues from significant retail tenants could reduce distributions to our stockholders.

For our currently owned and planned acquisitions of grocery-anchored necessity retail shopping centers, we derive or will derive significant revenues from anchor tenants such as Kroger, Publix, and Bi-Lo. These anchor tenants occupy approximately 55-65% of the aggregate rentable square feet of our grocery-anchored necessity shopping center portfolio. In addition, these anchor tenants account for approximately 50-60% of the total annualized rental income of our owned grocery-anchored necessity retail shopping center portfolio.

Distributions to our stockholders could be adversely affected by the loss of revenues in the event a significant retail tenant:

•becomes bankrupt or insolvent;
•experiences a downturn in its business;
•materially defaults on its leases;
•does not renew its leases as they expire; or
•renews at lower rental rates.

Vacated anchor space, including space owned by the anchor, can also reduce rental revenues generated by the shopping center because of the loss of the departed anchor tenant's customer drawing power. If significant tenants vacate a property, then other tenants may be entitled to terminate their leases at the property or pay reduced rent.

We may be unable to collect balances due from retail tenants in bankruptcy.

Although minimum rent is supported by long-term lease contracts, retail tenants who file bankruptcy have the legal right to reject any or all of their leases and close related stores. In the event that a retail tenant with a significant number of leases in our shopping centers files bankruptcy and rejects its leases, we could experience a significant reduction in our retail revenues and may not be able to collect all pre-petition amounts owed by that party.

Our Common Area Maintenance (“CAM”) contributions may not allow us to recover the majority of our operating expenses from retail tenants.

CAM costs typically include allocable energy costs, repairs, maintenance and capital improvements to common areas, janitorial services, administrative, property and liability insurance costs and security costs. The amount of CAM charges we bill to our retail tenants may not allow us to recover or pass on all these operating expenses to tenants, which may reduce operating cash flow from our retail properties.